UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 18, 2026

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35877	46-1347456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place,

Suite 200

Annapolis, Maryland 21401

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (410) 571-9860

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure

On February 18, 2026, HA Sustainable Infrastructure Capital, Inc., a Delaware corporation (“HASI” or the “Company”), commenced, subject to market conditions, a registered offering of Green Junior Subordinated Notes (the “Notes”).

HASI is pursuing an issuance of junior subordinated notes with the aims of lowering its overall weighted average cost of capital, reducing the need for future common stock issuances, and optimizing its return on equity, as well as further expanding the pool of potential capital sources for its investment funding program.

The credit rating agencies that are expected to rate the Notes have advised the Company that the Notes will receive 50% equity credit under their respective frameworks. In turn, the Company expects the proceeds from the Notes to (i) temporarily repay a portion of the outstanding borrowings under its $1.825 billion unsecured credit facility, (ii) temporarily repay a portion of the outstanding borrowings under its commercial paper program that is supported by a $125 million direct pay letter of credit from Bank of America, N.A. entered into on September 4, 2021 or its commercial paper program entered into on December 2, 2024 or (iii) redeem all or a lesser amount of the outstanding principal amount of the 8.00% Senior Notes due 2027.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events

Notes Offering

On February 18, 2026, HA Sustainable Infrastructure Capital, Inc., a Delaware corporation (“HASI” or the “Company”), commenced, subject to market conditions, a registered offering (the “Offering”) of Green Junior Subordinated Notes (the “Notes”).

At issuance, the Notes will be guaranteed by Hannon Armstrong Sustainable Infrastructure, L.P., Hannon Armstrong Capital, LLC, HAT Holdings I LLC, HAT Holdings II LLC, HAC Holdings I LLC and HAC Holdings II LLC. In connection with the Offering, the Company filed a preliminary prospectus supplement which included the following Company update:

Company Overview

We are an investor in sustainable infrastructure assets advancing the energy transition. With over $16 billion in Managed Assets as of December 31, 2025, our investment strategy is focused on actively partnering with clients to deploy capital primarily in income-generating real assets that are supported by long-term recurring cash flows. This strategy has enabled us to generate attractive risk-adjusted returns and provide stockholders with diversified exposure to the energy transition.

We are internally managed by an executive team that has extensive relevant industry knowledge and experience, and a team of over 170 full-time investment, operating, and technical professionals. We have long-standing, programmatic relationships with some of the leading U.S. clean energy project developers, owners and operators, utilities, and energy service companies (“ESCOs”), which provide recurring, programmatic investment and fee-generating opportunities, while also enabling scale benefits and operational and transactional efficiencies. Partnering with these clients, we are able to earn attractive risk-adjusted returns by investing in a variety of asset classes across our three primary climate solutions markets:

Behind the Meter (BTM)	Grid-Connected (GC)	Fuels, Transport, and Nature (FTN)

• Residential solar and storage	• Utility-scale solar	• Renewable natural gas

• Community, commercial, and industrial solar and storage	• Onshore wind	• Fleet decarbonization

• Energy efficiency	• Battery energy storage	• Ecological restoration

Through December 31, 2025, we have cumulatively closed more than 1,300 investments spanning more than 150 different clients since 1998. We believe we have achieved success as a leading pure play publicly-traded investor in sustainable infrastructure assets because of a number of differentiating qualities that we believe provide us with a competitive advantage in the market. The first such quality is our prioritization of long-term client relationships over individual transactions, as well as our explicit strategic decision never to compete with our clients, which differentiates us from many competing capital providers. The second is our access to permanent capital, which enables a degree of flexibility and creativity in structuring new investments that we believe clients find valuable. The third is our ability to nimbly invest in smaller transaction sizes across the capital structure which results in more investment opportunities than competing capital providers. The fourth such quality is our multi-decade experience in investing in our target end markets, and the unique technology, policy, taxes, incentives and investment structures that characterize such markets. We believe we have demonstrated the resilience of our business to grow assets and earnings and to generate attractive returns through multiple interest rate cycles and economic cycles. Together, these qualities not only differentiate us in the marketplace and add strategic value to our clients but also enable operational and transactional efficiencies that enhance our ability to earn attractive risk-adjusted returns on the assets in which we invest. The following table presents our Managed Assets over the last six years:

Managed Assets ($ billion)(1)

(1)	As of the end of each period. Includes our Portfolio, our partner’s share of CCH1, and assets securitized off balance sheet.

We have maintained strong margins in a variety of interest rate environments. For the years ended 2025, 2024, 2023, 2022, 2021 and 2020 our new asset yields, excluding follow-on investments of previous transactions, yielded approximately 10.8%, 10.6%, 9.1%, 7.6%, 7.1% and 7.5% on average, respectively. The cost of newly issued debt, excluding our unsecured revolving credit facility and our commercial paper programs and including the impact of hedges, for the years ended 2025, 2024, 2023, 2022, 2021 and 2020 was 6.8%, 6.6%, 6.3%, 4.9%, 3.4% and 4.2%, respectively, resulting in net spreads of 4.0%, 3.9%, 2.8%, 2.7%, 3.7% and 3.3%, respectively.

We operate our business in a manner that permits us to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended.

Market Overview

The market for sustainable infrastructure assets remains strong and continues to grow, supported by four major trends impacting the U.S. economy and energy markets, which we expect will continue for several years. In addition, with the passage of the One Big Beautiful Bill Act, total investment in sustainable infrastructure is forecast to approach $1 trillion from 2026 to 2030 and $4 trillion through 2050.

First is the substantial growth expected in U.S. power demand in the years ahead–spurred most prominently by growth in data centers, domestic manufacturing, and the electrification of additional sectors of the economy, including transportation, space heating, and industrial manufacturing. We believe that continued growth in electricity demand and generation will foster growth of our pipeline. According to U.S. Energy Industry Association’s (the “USEIA”) Electric Power Monthly report, from 1960 to 2000, U.S. electricity generation steadily increased to nearly 4,000 terawatt-hours (TWh) due to increased use of air conditioning, refrigeration, electric heating and other electrical systems. According to the same report, the growth of U.S. electricity generation was largely flat from 2000 through 2024 as a result of improved energy efficiency for lighting, appliances and heating and cooling systems. However, the outlook for U.S. Power demand is positive, with U.S. energy consumption expected to double from current levels to more than 8,000 TWh by 2050, with or without the Inflation Reduction Act (“IRA”), according to a McKinsey & Company report, “How data centers and the energy sector can sate AI’s hunger for power” (Sept. 2024). Building electrification is expected to grow more than 200 TWh by 2035, according to Energy + Environmental Economics’ “U.S. Pathways” (January 22, 2025). Further, ICF International estimates that more than 1 terawatt of new U.S. generation capacity is required by 2040. U.S. generation is forecast to grow more than 65% to over 7,000 TWh by 2040. Data centers are expected to grow approximately 400 TWh by 2035 and electric vehicles are expected to grow more than 300 TWh by 2035. Additionally, industrial electrification/onshoring is expected to grow by 180 TWh by 2035, according to Energy + Environmental Economics’ “U.S. Pathways” (January 22, 2025).

Second is the heightened focus on energy prices stemming from ongoing inflation experienced since 2022, with U.S. wholesale electricity prices and retail rates estimated to have increased more than 85% and 38%, respectively, since 2020, which we believe will support the desire to supply this energy demand growth from an “all of the above” energy strategy that includes a breadth of energy sources, with a specific focus on the lowest cost sources of electricity like solar power. We believe heightened sensitivity to prices among consumers and businesses in response to the IRA will lead to extensive efforts by businesses and policymakers to minimize inflation in energy prices. For example, according to a June 2024 Lazard report “Levelized Cost of Energy,” unsubsidized solar and wind energy provide the low levelized cost of electricity, with levelized costs of $38-$78 and $37-$86, respectively, compared to $48-$107 for natural gas (combined-cycle gas turbine), $50-$131 for utility scale solar and battery, $149-$251 for natural gas (peaking) and $141-$220 for utility-scale nuclear energy. Additionally, solar, wind and battery storage provide the fastest-to-market solutions as the only sources of new electric capacity that can be built in less than two years, according to USEIA’s report “Plant Vogtle Unit 4 begins commercial operation” (June 2024) and Reuters, “Three Mile Island nuclear plant gears up for Big Tech reboot” (October 2024). We believe these low-cost sources of electricity will continue to lead to high demand for clean energy infrastructure assets to help minimize energy inflation.

Third is the greater awareness and appreciation of the scientific consensus that climate change is linked to human activities, as well as the substantial and growing financial costs of environmental disasters related to climate change. We believe this will lead to growing recognition of the need to satiate growth in energy consumption from sources with lower, if not zero, emissions, such as the renewable energy technologies in which we invest. We believe strong momentum behind these multi-year trends will lead to elevated demand for clean energy infrastructure assets, and we provide a growing set of investment opportunities that can generate superior risk-adjusted returns. We believe our business model and focus, our expertise and experience, and our investment and financing strategy leave us well-positioned to capitalize on these trends and opportunities.

Fourth is a growing focus on the need for not only greater grid resilience and reliability, in part due to higher load and greater frequency and magnitude of climate disasters, as discussed above, but also due to greater focus on energy national security in light of ongoing geopolitical uncertainty.

In addition, we expect our Portfolio, current pipeline and future pipeline will remain resilient against tariffs. To date, tariffs have had a de minimis impact on our Portfolio, as projects are already operational and the impact of tariffs on costs of maintenance/replacement parts has been minimal. Most of the projects in our Pipeline have been completed or are under construction with necessary components already secured. Strong U.S. demand and pricing for power continue to create opportunities for our future pipeline. Additionally, the largest components in energy efficiency and renewable natural gas (“RNG”) projects benefit from domestic or USMCA-compliant sourcing, lessening the potential impact of tariffs. We continue to monitor changes in tariff policy for potential impacts to our business including our Portfolio and Pipeline.

Our Investment Strategy

We are an investment firm dedicated to investing in, and managing a portfolio of, sustainable infrastructure assets. Our primary objective is to earn attractive risk-adjusted returns that sufficiently exceed our cost of capital. We believe we are able to generate superior risk-adjusted returns in part due to our adherence to a core set of investment criteria. In particular, we are focused primarily on investments which are:

•	income-generating sustainable infrastructure assets;

•	supported by underlying, long-term recurring cash flows;

•	contracted with creditworthy, incentivized off-takers;

•	rely upon proven commercial technologies; and

•	originated by programmatic clients.

We completed $4.3 billion of transactions during 2025, including our $1.2 billion investment in the Sunzia joint venture with Pattern Energy Group LP, which is expected to ultimately finance over 2.6 GW of capacity and generate approximately 10 TWh annually. In December 2025, we formed a joint venture with Sunrun Inc. to finance distributed energy assets and agreed to invest up to $500 million into the joint venture. The partnership is expected to ultimately finance over 300 MW of capacity across more than 40,000 home power plants across the United States.

During 2024, 2023, 2022, and 2021, we completed $2.3 billion, $2.3 billion, $1.8 billion and $1.7 billion of transactions, respectively. Our completed transactions in 2025, 2024, 2023, 2022 and 2021 consisted of (i) $3.6 billion, $1.5 billion, $1.8 billion, $1.4 billion and $0.9 billion of balance sheet/CCH1 transactions, respectively, driving an approximately 140% year-over-year increase in balance sheet activity, and (ii) $0.8 billion, $0.8 billion, $0.5 billion, $0.4 billion and $0.8 billion of securitized transactions, respectively.

We have a large and active pipeline of potential new opportunities that are in various stages of our underwriting process. We refer to potential opportunities as being part of our pipeline if we have determined that the project fits within our investment strategy and exhibits the appropriate risk and reward characteristics through an initial credit analysis, including a quantitative and qualitative assessment of the opportunity, as well as research on the relevant market and sponsor. Our pipeline represents transactions that could potentially close in the next 12 months. There can, however, be no assurance with regard to any specific terms of such pipeline transactions or that any or all of the transactions in our pipeline will be completed. As of December 31, 2025, our 12-month pipeline consisted of more than $6.5 billion in new equity, debt and real estate opportunities. Of our pipeline, 35% is related to BTM assets and 37% is related to GC assets, 20% is related to FTN and 8% is related to Next Frontier assets.

We believe the markets for BTM assets, GC assets, FTN assets and Next Frontier assets remain attractive. For example, the residential solar lease/ power purchase agreement (“PPA”) market is projected to gain share due to the expiration of the 25D Residential Clean Energy Credit at the end of 2025, as highlighted by Wood Mackenzie/SEIA’s “US Solar Market Insight Report: Q4 2025” (December 2025). Battery attach rates have exceeded 40% according to Wood Mackenzie’s “US Energy Storage Monitor: Q4 2025” (December 2025). In addition, electric utility rates are forecasted to rise 15–40% from 2023 to 2030 according to ICF’s “Rising Current: America’s Growing Electricity Demand” (May 2025), improving customer value proposition. The U.S. Energy Information Administration’s “Short-Term Energy Outlook” (February 2026) projects that 99% of new U.S. capacity in 2026 is expected to be renewables or storage. Further, the combined pipeline for solar, storage, and wind exceeds 180 GW, representing over $230 billion of capital investment, as reported in American Clean Power’s “Clean Power Quarterly Market Report: Q3 2025” (December 2025). RNG production is also forecast to more than double between 2025 and 2030, as noted in ICF’s “Near-Term Renewable Natural Gas Demand Assessment” (November 2025).

Our Managed Assets generally fall into one of three categories: (1) our Portfolio, which primarily consists of receivables and equity method investments we have retained on our balance sheet, (2) the portion of assets in our co-investment structures that are not included in our Portfolio but held by our investment partners in these structures, and (3) assets we have securitized by transferring all or a portion of the economics of the transaction, typically using securitization trusts, to institutional investors in exchange for cash and, in certain cases, residual interests in the trusts and ongoing fees. As of December 31, 2025, we managed approximately $8.5 billion in assets in these securitization trusts or vehicles that are not consolidated on our balance sheet. When combined with our Portfolio, as of December 31, 2025, we manage approximately $16.1 billion of assets, representing 17% CAGR since 2020.

As of the year ended December 31, 2025 and as of the years ended December 31, 2024 and 2023, the Adjusted Recurring Net Investment Income of our Portfolio was $362 million, $289 million and $237 million, respectively. For a reconciliation of GAAP-based Net Investment Income to Adjusted Recurring Net Investment Income for the periods shown, please refer to “Prospectus Supplement Summary— Reconciliation of GAAP-based NII to Adjusted Recurring Net Investment Income.”

The following charts illustrate our Managed Assets and Portfolio by asset class as of December 31, 2025.

One of the primary metrics we utilize to measure our return on capital is a cash-on-cash internal rate of return over the life of the investment. In order to generate superior risk-adjusted returns, we believe it is important not only to pursue investments that yield attractive returns but also investments where risk can be sufficiently mitigated. We believe we are successful at this in part by using sophisticated structures which protect our invested capital and targeted returns by giving us a preferred position in the capital structure where we are assigned priority to collect cash flows ahead of other investors junior to us in the capital structure until we are able to achieve our targeted rate of return. In addition, we typically secure our investments with collateral that we are confident will support the return of our capital and our investments benefit from diversified obligor credit features further lowering the risk of our investments.

Financing Strategy

Our financing strategy is focused on lowering our cost of capital while also growing and diversifying our sources of capital. We believe we have available a broad range of financing sources as part of our strategy to fund our investments. We finance our business through cash on hand, debt which may be either unsecured or secured, with or without recourse, and either fixed-rate or floating-rate, or equity. We may also decide to finance such transactions through the use of off-balance sheet securitization, syndication, or co-investment structures. As of December 31, 2025, our total liquidity exceeded $2 billion, comprised primarily of capacity under our Unsecured Credit Facility. Our Unsecured Credit Facility and our Commercial Paper Programs allow us flexibility with regards to the timing of long-term capital markets transactions. We manage the interest rate risk associated with debt issuances through hedging activities, including the use of interest rate swaps. When issuing debt, we generally provide the estimated carbon emission savings using CarbonCount. In addition, certain of our debt issuances meet the environmental eligibility criteria for green bonds as defined by the International Capital Markets Association’s Green Bond Principles, which we believe makes our debt more attractive for certain investors compared to such offerings that do not qualify under these principles. In 2024, we established CCH1, a co-investment structure established to jointly invest $2 billion in certain eligible climate positive projects with an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), where we have each committed to invest $1 billion into climate solutions projects, which was later upsized to a total of $4.5 billion of capital to be invested by CCH1 and the term of the investment period was extended through the end of 2027 or when all commitments have been utilized.

The decision on how we finance our business is largely driven by our target capital structure, and by market conditions including the overall interest rate environment, prevailing credit spreads and the terms of available financing.

Sustainability and Impact

One of the defining criteria of our investment strategy is that all HASI investments are neutral to negative on incremental carbon emissions or have some other tangible environmental benefit such as reducing water consumption or increasing resilience to extreme weather events.

As part of our investment process, we calculate the ratio of the estimated first year of metric tons of carbon emissions avoided by our investments divided by the capital invested to quantify the carbon impact of our investments. In this calculation, which we refer to as CarbonCount®, we use emissions factor data, expressed on a CO2 equivalent basis representing the locational marginal emissions associated with a project’s location to an estimate of a project’s energy production or savings to compute an estimate of metric tons of carbon emissions avoided. As of December 31, 2025, approximately 10 million cumulative metric tons of carbon dioxide (CO2) emissions are avoided annually through our investments. In addition to carbon emission avoidance, we also consider other environmental attributes, such as water use reduction, stormwater remediation benefits and stream restoration benefits.

Reconciliation of GAAP-based Portfolio to Managed Assets

	As of December 31,
	2025	2024
	(dollars in millions)
Equity method investments	$4,116	$3,612
Receivables, net of allowance	3,280	2,896
Receivables held-for-sale	114	76
Real estate and debt securities	76	10

GAAP-based Portfolio	7,586	6,594
Assets held in securitization trusts	7,220	6,809
Fee-generating assets held in co-investment structures (1)	951	300
Non-fee generating assets held in co-investment structures (2)	314	—

Managed Assets	$16,071	$13,703

	As of December 31,
	2020	2021	2022	2023
	(dollars in millions)
Equity method investments	$1,280	$1,760	$1,870	$2,966
Receivables, net of allowance	1,213	1,424	1,990	3,074
Receivables held-for-sale	—	22	85	35
Real estate	359	356	353	111
Investments	55	18	10	7

GAAP-based Portfolio	2,907	3,580	4,308	6,193
Other investors’ share of assets held in securitization trusts	4,308	5,199	5,486	6,060
Other investors’ share of assets held in co-investment structures (1)	—	—	—	—

Managed Assets	$7,215	$8,779	$9,794	$12,253

(1)

Represents assets in our co-investment structures which are attributable to our co-investors and on which we earn an asset management fee. Total assets in co-investment structures are $1.9 billion and $0.6 billion as of December 31, 2025 and 2024, respectively.

(2)

Represents assets in our co-investment structures which are not attributable to our co-investors, and therefore are not fee-generating. Such assets are attributable to us but were financed with debt issued by the co-investment structure and therefore are not reflected in the equity method investment we hold in the structure.

Reconciliation of GAAP-based NII to Adjusted Recurring Net Investment Income

	Year Ended December 31,
	2025	2024	2023
	(in thousands)
Interest and rental income	$286,363	$265,887	$229,045
Management fees and retained interest income	33,621	26,054	19,259
Interest expense	(292,404)	(242,364)	(171,008)

GAAP-based net investment income (loss) (1)	27,580	49,577	77,296
Adjusted income from equity method investments (2)	327,481	239,032	156,757
Loss (gain) on debt modification or extinguishment	11,171	953	—
Amoritization of real estate intangibles	11	180	2,473
Elimination of proportionate share of ongoing asset management earned from co-investment structures (3)	(4,288)	(591)	—

Adjusted Recurring Net Investment Income	$361,955	$289,151	$236,526

(1)

GAAP-based net investment income (loss) as reported in previous periods was not defined to include Management fees and retained interest income. It has been included here in comparative periods to reflect the new definition.

(2)	This is a non-GAAP adjustment to reflect the return on capital of our equity method investments.
(3)

GAAP net income includes an elimination of the intercompany portion of management fees received from co-investment structures in the Equity method income line item. Since GAAP Equity method income is not a component of this metric, we include the elimination of the management fee through this adjustment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and Chief Legal Officer

Date: February 18, 2026